AIRGAS   NEWS RELEASE

EXHIBIT 99:

Investor Contact:                              Media Contact:
Melissa Nigro (610) 902-6206         James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:        Immediately


                AIRGAS REPORTS STRONG FIRST QUARTER RESULTS


RADNOR, PA - July 24, 2001  -- Airgas, Inc., (NYSE: ARG) today reported results for its first quarter ended June 30, 2001.  Net earnings for the quarter were $10.1 million, or $0.15 per diluted share, compared to $9.8 million, or $0.15 per diluted share in the same period a year ago.  Free cash flow for the quarter was $0.23 per diluted share versus zero last year.  Results for the current quarter include Project One costs of

$0.03 per diluted share.  Fiscal first quarter sales increased 2% to

$416 million, up from $409 million last year.



Total same-store sales increased 2% compared to the same quarter a year ago.  Same-store sales in the Distribution segment were up 1%,

reflecting an increase of 9% for gases and rent and a 5% decline in hardgoods.  Same-store sales for the Gas Operations segment increased

13%.  Capital spending in the first quarter was $17 million versus $15 million in the first quarter last year.



"It is great to see the momentum in both earnings and sales, especially given some challenging market conditions," commented Peter McCausland,

chairman and chief executive officer.  "We are pleased with the overall same-store sales growth despite the hardgoods decline, which is

attributable to the depressed manufacturing environment.   Our market

leading position in the packaged gas business provides stability during down economic cycles like we are experiencing now.  This has always been a strong characteristic of our business.

"Our focused profitability improvement effort, Project One, which we announced at our analyst meeting this past May, is successfully moving forward," continued McCausland.  "We are beginning to see the results from some of our short-term `value' projects while we begin the work on longer-term `infrastructure' programs that will support both organic and acquisition growth going forward.  Although spending for Project One lowered our results, as planned, by $0.03 per share this quarter, we believe that the investment will help create significant value in the future."



The Company will conduct an earnings teleconference on Wednesday, July

25, 2001, beginning at 8:30 a.m. Eastern Time.  Slides to be presented during the Company's teleconference, information about how to access a live webcast of the teleconference, and replay instructions are available in the `Investor Info' section on the Company's Internet site

www.airgas.com.  The replay will be accessible for one week starting at approximately 11:00 a.m. Eastern Time on Wednesday, July 25, 2001.



On July 20, 2001, the Financial Accounting Standards Board issued Statement

No. 142, Goodwill and Other Intangible Assets ("SFAS 142").  The Company is

considering the early adoption of SFAS 142 retroactive to April 1, 2001, as permitted.  For a description of SFAS 142, see the notes to the attached consolidated statements of earnings and consolidated condensed balance sheets.



ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of 700 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telemarketing channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

                    FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: earnings and sales trends; the Company's packaged gas business providing stability during down economic cycles; the success of Project One short-term value programs and longer term infrastructure programs to support organic and acquisition growth; the earnings impact of Project One for fiscal year 2002; and the ability of Project One to create significant future value. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the success of marketing initiatives, cross-selling and strategic product sales in growing sales and market share; increased cost pressures and the inability to control costs; an economic downturn (including adverse changes in the specific markets for our products); the inability of the Company to successfully execute its operating strategy, including the Project One initiative; increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; the inability to identify attractive acquisition candidates and consummate acquisitions and other factors described in the Company's reports, including Form 10-K dated March 31, 2001 filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)


                                               (Unaudited)
                                            Three Months Ended
                                                 June 30,
                                             2001        2000
                                             ----        ----
Net sales:
     Distribution                          $378,314    $374,739
     Gas Operations                          37,361      34,259
                                           --------    --------
          Total net sales                   415,675     408,998
                                           --------    --------

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                        198,903     202,749
        Gas Operations                       13,320      12,447
     Selling, distribution and
      administrative expenses               152,719     140,015
     Depreciation                            15,672      16,325
     Amortization                             5,869       6,419
                                           --------    --------
          Total costs and expenses          386,483     377,955
                                           --------    --------

Operating income:
     Distribution                            23,499      26,125
     Gas Operations                           5,693       4,918
                                           --------    --------
          Total operating income             29,192      31,043

Interest expense, net                       (10,913)    (15,765)
Discount on securitization of
  trade receivables                          (1,492)          -
Other income (expense), net                    (193)         52
Equity in earnings of unconsolidated
 affiliates                                     488       1,364
                                           --------    --------
     Earnings before income taxes            17,082      16,694

Income tax expense                            7,003       6,878
                                           --------    --------
Net earnings                               $ 10,079    $  9,816
                                           ========    ========

Per share data:
     Basic earnings per share              $    .15    $    .15
     Diluted earnings per share            $    .15    $    .15

Weighted average shares outstanding:
     Basic                                   67,400      65,100
     Diluted                                 68,400      67,300

See notes to consolidated financial statements.

                        AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Amounts in thousands)


                                                   (Unaudited)
                                                      June 30,    March 31,
                                                       2001         2001
                                                       ----         ----
ASSETS
Trade accounts receivable, net                     $   81,437   $  143,129
Inventories, net                                      157,970      155,024
Deferred income tax asset, net                         10,394       10,143
Prepaids and other current assets                      18,874       25,549
                                                   ----------   ----------
    TOTAL CURRENT ASSETS                              268,675      333,845

Property, plant and equipment, net                    703,555      704,646
Goodwill, net                                         428,326      432,825
Other non-current assets, net                         118,701      111,409
                                                   ----------   ----------
    TOTAL ASSETS                                   $1,519,257   $1,582,725
                                                   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                            $   77,569   $   76,337
Accrued expenses and other current liabilities        125,532      132,308
Current portion of long-term debt                      68,628       72,945
                                                   ----------   ----------
    TOTAL CURRENT LIABILITIES                         271,729      281,590

Long-term debt                                        549,572      620,664
Deferred income taxes                                 163,941      161,176
Other non-current liabilities                          29,994       22,446

Stockholders' equity                                  504,021      496,849
                                                   ----------   ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,519,257   $1,582,725
                                                   ==========   ==========

See notes to consolidated financial statements.


Notes to consolidated financial statements:


(a) On July 20, 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). The Company is considering the early adoption of SFAS 142 retroactive to April 1, 2001, as permitted. SFAS 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually.

    SFAS 142 requires the Company to perform a transitional assessment of whether there is an indication that the goodwill is impaired as of the date of adoption. The Company will then have a transition period from the date of adoption to determine the fair value of each reporting unit and if goodwill has been impaired. Any goodwill impairment loss will be recognized as the cumulative effect of a change in accounting principle no later than the end of the fiscal year of adoption. The Company will also be required to review its other intangible assets for impairment and to reassess the useful lives of such assets and make any necessary adjustments.

    As of April 1, 2001, the Company had goodwill and other intangible assets, net of accumulated amortization, of approximately $433 million and $38 million, respectively, which would be subject to the transitional assessment provisions of SFAS 142. Amortization expense related to goodwill was $3.5 million for both three month periods ended June 30, 2001 and 2000.


(b) In April 2001, the Company completed the second and final tranche of its $150 million trade receivables securitization program. Proceeds from the second tranche of approximately $64 million were used to reduce borrowings under the Company's revolving credit facilities. As of June 30, 2001, the Company has received approximately $137 million of net cash proceeds since inception of the securitization program in December 2000.